                                                                  April 7, 1998



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549




                 Re: American Communications Services, Inc.
                     Revised Preliminary Schedule 14A




        Enclosed for filing please find the revised Preliminary Proxy Statement of American Communications Services, Inc. ("ACSI"). With respect to the increase in shares authorized by the 1994 Stock Option Plan, as amended, annexed to the Preliminary Proxy Statement, ACSI intends to file a Form S-8 to register the issuance of such shares prior to the exercise of any options relating to such additional shares.




        Also enclosed as correspondence is a letter written in response to your comment letter of March 27, 1998 relating to ACSI's filing of its Preliminary
Schedule 14A on March 25, 1998.



        Please call the undersigned at (301)361-4215 with any questions you may have.



                                              Very truly yours,


                                                    /s/ Riley M. Murphy
                                              ----------------------------------
                                              Executive Vice President/Secretary

                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO. 1)


   Filed by the Registrant [X]

   Filed by a Party other than the Registrant [  ]

   Check the appropriate box:

   [X] Preliminary Proxy Statement            [  ] Confidential, for Use of the Commission Only
                                                   (as permitted by Rule 14a-6(e)(2))

   [ ] Definitive Proxy Statement

   [ ] Definitive Additional Materials

   [ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                     AMERICAN COMMUNICATIONS SERVICES, INC.
-------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)


-------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

   [X] No fee required.

   [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

-------------------------------------------------------------------------------
     (1) Title of each class of securities to which transaction applies:


-------------------------------------------------------------------------------
     (2)         Aggregate number of securities to which transaction applies:


-------------------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

-------------------------------------------------------------------------------
     (4)         Proposed maximum aggregate value of transaction:

-------------------------------------------------------------------------------

     (5)         Total fee paid:


-------------------------------------------------------------------------------
     [ ]         Fee paid previously with preliminary materials.

     [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1)         Amount previously paid:


-------------------------------------------------------------------------------
     (2)         Form, schedule or registration statement no.:


-------------------------------------------------------------------------------
     (3)         Filing party:


-------------------------------------------------------------------------------
     (4)         Date filed:

                                PRELIMINARY COPY
                                -----------------
                     AMERICAN COMMUNICATIONS SERVICES, INC.

                    133 National Business Parkway, Suite 200

                       Annapolis Junction, Maryland 20701

                                 301-361-4200

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                  May 13, 1998

To our Stockholders:

  The annual meeting of stockholders (the "Annual Meeting") of American Communications Services, Inc., a Delaware corporation ("ACSI" or the "Company") will be held at The Waldorf-Astoria Hotel, 301 Park Avenue, New York, New York 10022-6897 on Wednesday May 13, 1998 at 10:00 A.M. local time, for the following purposes:

      1.         To elect eight (8) directors ("Proposal No. 1");

      2. To approve and ratify an amendment to the Company's Second Amended and Restated Certificate of Incorporation (the "Certificate of Incorporation") to increase its authorized shares of common stock from 75,000,000 to 125,000,000 ("Proposal No. 2");

      3.         To approve and ratify amendments to the Company's
                 Certificate of Incorporation to increase its authorized shares of preferred stock from 1,500,000 to 3,000,000 ("Proposal No 3");

      4. To approve and ratify amendments to the Company's 1994 Stock Option Plan, as amended (the "Stock Option Plan"), to increase the number of shares of Common Stock reserved for issuance upon exercise of options granted under the Stock Option Plan from 5,000,000 shares to 11,000,000 shares, and to conform the Stock Option Plan to the current provisions of Rule 16b-3 under the Securities Exchange Act of 1934 ("Proposal No. 4");

      5. To ratify the selection of KPMG Peat Marwick, LLP as the independent auditors of the Company for the fiscal year ending December 31, 1998 ("Proposal No. 5");

      6. To transact such other matters as may properly come before the meeting.

  Accompanying this notice are a Proxy Card, a Proxy Statement and a copy of the Company's Annual Report to Stockholders for the fiscal year ended December 31, 1997. WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE MEETING, PLEASE SIGN AND DATE THE PROXY CARD AND RETURN IT IN THE ENCLOSED ENVELOPE PROVIDED FOR THAT PURPOSE PRIOR TO THE DATE OF THE ANNUAL MEETING. The Proxy represented by the Proxy Card may be revoked at any time prior to the time that it is voted at the Annual Meeting. The Board of Directors has set March 23, 1998 as the record date for determination of stockholders entitled to notice of and to vote at the Annual Meeting or any adjournments thereof. Only stockholders of record at the close of business on March 23, 1998 will be entitled to vote at the Annual Meeting.

  You are cordially invited to attend the Annual Meeting, and you may vote in person even though you have returned your Proxy Card.

                                             BY ORDER OF THE BOARD OF DIRECTORS

                                             LOGO

                                             RILEY M. MURPHY
                                             Secretary

Annapolis Junction, Maryland
April __, 1998

                                PRELIMINARY COPY
                                ----------------

                     AMERICAN COMMUNICATIONS SERVICES, INC.

                    133 National Business Parkway, Suite 200

                       Annapolis Junction, Maryland 20701

                                 (301) 361-4200


                                PROXY STATEMENT

                                  INTRODUCTION


  This Proxy Statement is furnished in connection with the solicitation of proxies for use at the annual meeting of stockholders of American Communications Services, Inc. ("ACSI" or the "Company") to be held at The Waldorf-Astoria Hotel, 301 Park Avenue, New York, New York 10022-6897 on Wednesday, May 13, 1998 at 10:00 a.m. local time and at any adjournments thereof (the "Annual Meeting"). THE ACCOMPANYING PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY AND IS REVOCABLE BY THE STOCKHOLDER AT ANY TIME BEFORE IT IS VOTED. FOR MORE INFORMATION CONCERNING THE PROCEDURE FOR REVOKING THE PROXY SEE BELOW. This Proxy Statement was first mailed to stockholders of the Company on or about April 23, 1998, accompanied by the Company's Annual Report to Stockholders for the fiscal year ended December 31, 1997. The principal executive offices of the Company are located at 133 National Business Parkway, Suite 200, Annapolis Junction, Maryland 20701, telephone (301) 361-4200.


                      OUTSTANDING SHARES AND VOTING RIGHTS

  Only holders of record of the Company's Common Stock, $.01 par value (the "Common Stock" or "Common Shares") outstanding at the close of business on March 23, 1998 (the "Record Date") are entitled to receive notice of and vote at the Annual Meeting.


  As of the Record Date, 38,043,743 shares of Common Stock were outstanding and will be entitled to vote at the Annual Meeting. Each Common Share is entitled to one vote on all matters. There are no cumulative voting rights.


  The presence, in person or by proxy, of the holders of a majority of the shares of Common Stock issued and outstanding and entitled to vote at the Annual Meeting is necessary to constitute a quorum at the Annual Meeting. In the election of directors, each share of Common Stock may be voted for as many individuals as there are directors to be elected. Those individuals receiving the eight highest number of votes "for" election to the Board of Directors shall be considered duly elected. The affirmative vote of a majority of the shares of Common Stock outstanding as of the Record Date and entitled to vote thereon is required for approval of Proposal No. 2 and Proposal No. 3. The affirmative vote of a majority of the shares of Common Stock present in person or represented by proxy at the Annual Meeting and entitled to vote thereon, whether or not a quorum is present when a vote is taken, is required for approval of Proposal No. 4 and Proposal No. 5. An automated system administered by the Company's transfer agent will be used to tabulate the votes. Abstentions, votes against or withholding approval and broker non-votes will be counted to determine whether a quorum is present. Abstentions and votes against or withholding approval will be counted as votes against any given proposal, whereas broker non-votes will not be counted in determining whether a particular proposal has been approved by the stockholders. However, with respect to the votes on Proposal No. 2 and Proposal No. 3, which require the affirmative vote of a majority of the outstanding shares for approval, since such broker non-votes are not cast "for" the matter, they will have the same effect as a negative vote or vote "against" such matter.

  The cost of soliciting proxies will be borne by the Company. In addition to the use of mailings, proxies may be solicited by personal interview, telephone and telegraph, and by directors, officers and regular employees of the Company, without special compensation therefor. The Company expects to reimburse banks, brokers and other persons for their reasonable out-of-pocket expenses in handling proxy materials for beneficial owners of the Common Stock.

  The Board of Directors has selected Jack E. Reich and Riley M. Murphy, and each of them, to act as proxies with full power of substitution. With respect to the proposal regarding election of directors, stockholders may (a) vote in favor of all nominees, (b) withhold their votes as to all nominees, or (c) withhold their votes as to specific nominees by so indicating in the appropriate space on the enclosed proxy card. With respect to the proposals to approve and ratify amendments of the Certificate of Incorporation and the Stock Option Plan and the appointment of KPMG Peat Marwick LLP as the Company's independent auditors for fiscal year 1998, stockholders may (i) vote "for",
(ii) vote "against" or (iii) abstain from voting as to each such matter. All properly executed proxy cards delivered by stockholders and not revoked will be voted at the Annual Meeting in accordance with the directions given. IF NO SPECIFIC INSTRUCTIONS ARE GIVEN WITH REGARD TO THE MATTERS TO BE VOTED UPON, THE SHARES REPRESENTED BY A PROPERLY EXECUTED PROXY CARD WILL BE VOTED "FOR" THE ELECTION OF ALL DIRECTOR NOMINEES, AND TO APPROVE AND RATIFY THE PROPOSED AMENDMENTS OF THE CERTIFICATE OF INCORPORATION AND THE STOCK OPTION PLAN AND THE APPOINTMENT OF KPMG PEAT MARWICK LLP AS INDEPENDENT AUDITORS. Management knows of no other matters that may come before the Annual Meeting for consideration by the stockholders. However, if any other matter properly comes before the Annual Meeting, the persons named in the enclosed proxy card as proxies will vote upon such matters in accordance with their judgment.


  Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by filing with the Secretary of the Company prior to the date of the Annual Meeting written notice of revocation bearing a later date than the proxy, by duly executing and delivering to the Secretary of the Company prior to the date of the Annual Meeting a subsequent proxy relating to the same shares of Common Stock or by attending the Annual Meeting and voting in person. Attendance at the Annual Meeting will not in and of itself constitute revocation of a proxy unless the stockholder votes his shares of Common Stock in person at the Annual Meeting. Any notice revoking a proxy should be sent to the Secretary of the Company, Riley M. Murphy, American Communications Services, Inc., 133 National Business Parkway, Suite 200, Annapolis Junction, Maryland 20701 in a manner designed to ensure that it is received by the Secretary prior to the date of the Annual Meeting.


PROPOSAL NO. 1. ELECTION OF DIRECTORS

  The Board is currently comprised of eight members. Other than as described in this proxy statement, no arrangement or understanding exists between an officer or director and any other person under which any officer or director was or may be elected. All directors of the Company hold office until the next annual meeting of stockholders and until their successors are duly elected and qualified. No director or officer is related to any other director or officer by blood, marriage, or adoption. Each of the director nominees is currently a director of the Company.

  Each of the nominees has consented to serve on the Board of Directors through the next Annual Meeting of Stockholders or until his successor is duly elected and qualified. If any of the nominees should be unable to serve for any reason (which Management has no reason to anticipate at this time), the Board of Directors may designate a substitute nominee or nominees (in which case the persons named as proxies in the enclosed proxy card will vote all valid proxy cards for the election of such substitute nominee or nominees), allow the vacancy or vacancies to remain open until a suitable candidate or candidates are located, or by resolution amending the By-laws of the Company, provide for a lesser number of directors.

INFORMATION CONCERNING DIRECTOR NOMINEES

                                                                                       DIRECTOR
                  NAME                      AGE                POSITION                  SINCE
 --------------------------              ------     -----------------------------  -----------
 Anthony J. Pompliano............            59     Chairman of the Board of             1993
                                                    Directors
 Jack E. Reich...................            47     President & Chief Executive          1997
                                                    Officer and Director
 Benjamin P. Giess...............            35     Director                             1995
 Peter C. Bentz..................            32     Director                             1995
 George M. Middlemas(1)..........            51     Director                             1993
 Christopher L. Rafferty(1)......            49     Director                             1994
 Olivier L. Trouveroy(1)(2).....             42     Director                             1995
 Edwin M. Banks(2)..............             35     Director                             1994

----------
(1) Member of Compensation Committee

(2) Member of Audit Committee

  THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR EACH OF THE
ABOVE-LISTED NOMINEES AS DIRECTORS.   (PROPOSAL NO. 1 ON THE PROXY CARD).



BUSINESS EXPERIENCE OF DIRECTOR NOMINEES

  Anthony J. Pompliano, Chairman of the Board of Directors, has more than 30 years of experience in the telecommunications industry. Mr. Pompliano was elected a director of the Company in November 1993. He was co-founder and President of Metropolitan Fiber Systems, the predecessor organization to MFS Communications, a publicly-traded Competitive Local Exchange Carrier ("CLEC") that was acquired by WorldCom, Inc. in December 1996. Mr. Pompliano served as President, CEO and Vice Chairman of MFS Communications from April 1988 until March 1991. He joined ACSI in August 1993 after the expiration of his non-competition agreement with MFS Communications. Before his association with MFS Communications and its predecessor, he was Vice President -- Operations and Sales for MCI Telecommunications International from 1981 to 1987, and prior thereto, was Vice President -- National Operations for Western Union International, Inc. from 1960 to 1981.

  Jack E. Reich, President and  Chief Executive Officer and Director, had
22 years of telecommunications industry and management experience before joining ACSI in December 1996. From December 1996 until September 1997, Mr. Reich was President and Chief Executive Officer - Communications Services of the Company. On September 22, 1997, Mr. Reich, was appointed President and Chief Executive Officer of the Company. Mr. Reich was elected to the Board of Directors in October 1997. For two and one-half years prior to joining ACSI, Mr. Reich was employed by Ameritech, Inc. as President of its Custom Business Service Organization, responsible for marketing of telecommunications services, advanced data services, electronic commerce and managed services/outsource initiatives to Ameritech's largest customers. Prior to that, for eight years, he held positions with MCI, most recently as President of MCI's Multinational Accounts organization and as MCI's Vice President of Product Marketing. Mr. Reich has also held sales and marketing positions at AT&T and ROLM Corp. Mr. Reich has a B.S. degree from St. Louis University and an MBA from the University of Chicago.

  Edwin M. Banks, Director, was elected a director of the Company in October 1994. Since 1988, Mr. Banks has been employed by W. R. Huff Asset Management Co., L.L.C., an affiliate of The Huff Alternative Income Fund, L.P. ("Huff"), a principal stockholder of the Company, and currently serves as a portfolio manager concentrating in the healthcare, communications, food and food services industries. See "Stock Ownership of Certain Beneficial Owners, Directors and Management." From 1985 until he joined W. R. Huff Asset Management Co., L.L.C., Mr. Banks was employed by Merrill Lynch & Company. Mr. Banks received his B.A. degree from Rutgers College and his MBA degree from Rutgers University. Mr. Banks also serves as a director of Magellan Health Services.

  Peter C. Bentz, Director, was elected a director of the Company in June 1995. Since 1992, Mr. Bentz has been employed by W. R. Huff Asset Management Co., L.L.C., an affiliate of Huff, a principal stockholder of the Company, as a research analyst specializing in telecommunications, media and healthcare. Mr. Bentz received his Bachelor of Science degree from Boston College in 1987 and his MBA from the Wharton School of the University of Pennsylvania in 1992.

  Benjamin P. Giess, Director, was elected a director of the Company in June 1995. Since 1992, Mr. Giess has been employed by ING Equity Partners, L.P. I ("ING"), a principal stockholder of the Company, and ING's predecessors and affiliates and currently serves as a Partner responsible for originating, structuring and managing equity and debt investments. See "Stock Ownership of Certain Beneficial Owners, Directors and Management." From 1991 to 1992, Mr. Giess worked in the Corporate Finance Group of ING Capital. From 1990 to 1991, Mr. Giess was employed by the Corporate Finance Group of General Electric Capital Corporation where he worked in the media and entertainment group. Prior to attending business school, from 1986 to 1988, Mr. Giess was the Credit Department Manager of the Boston Branch of ABN Amro North America, Inc. From 1984 to 1986, Mr. Giess was employed at the Shawmut Bank of Boston. Mr. Giess also serves as a director of Matthews Studio Equipment Group and CMI Holding Corp. Mr. Giess received his undergraduate degree from Dartmouth College and his MBA from the Wharton School of the University of Pennsylvania.


  George M. Middlemas, Director, was elected a director of the Company in December 1993. Since _____ Mr. Middlemas has been a general partner of Apex Management Partnership, which is the general partner of Apex Investment Fund I, L.P. ("Apex I") and Apex Investment Fund II, L.P. ("Apex II"), both of which are venture capital funds, and affiliates of First Analysis Corporation, a principal stockholder of the Company. See "Stock Ownership of Certain Beneficial Owners, Directors and Management." From March 1991 to December 1991, Mr. Middlemas acted as an independent consultant providing fund raising and other advisory services. From 1985 until March 1991, Mr. Middlemas was a Senior Vice President and Principal of Inco Venture Capital Management, a venture capital firm. He also serves on the Board of Directors of PureCycle Corporation, Security Dynamics Technologies, Inc. and several privately held companies.

  Christopher L. Rafferty, Director, was elected a director of the Company in October 1994. Mr. Rafferty has been employed by WRH Partners, L.L.C., the general partner of Huff since June 1994. From January 1993 to February 1994, Mr. Rafferty was Vice President -- Acquisitions for Windsor Pet Care, Inc., a venture capital-backed firm focusing on consolidating the pet care services industry. From October 1990 to January 1993, Mr. Rafferty was a consultant specializing in merchant banking, leveraged acquisitions and venture capital transactions. From June 1987 to the time he started his consulting business, Mr. Rafferty was a Managing Director of Chase Manhattan Capital Corporation, the merchant banking and private equity investment affiliate of Chase Manhattan Corporation. Mr. Rafferty received his undergraduate degree from Stanford University and his law degree from Georgetown University.

  Olivier L. Trouveroy, Director, was elected a director of the Company in June 1995. Since 1992, Mr. Trouveroy has been employed by ING and its predecessors and affiliates and currently serves as a Managing Partner responsible for originating, structuring and managing equity and debt investments. From 1990 to 1992, Mr. Trouveroy was a Managing Director in the Corporate Finance Group ("CFG") of General Electric Capital Corporation in charge of CFG's office in Paris, France. From 1984 to 1990, Mr. Trouveroy held various positions in the Mergers and Acquisitions department of Drexel Burnham Lambert in New York, most recently as a First Vice President. Mr. Trouveroy also serves as a director of AccessLine Technologies, Inc., Cost Plus, Inc., Kasper A.S.L., Ltd, and TransCare Corporation. Mr. Trouveroy holds B.S. and Masters degrees in Economics from the University of Louvain in Belgium, as well as an MBA from the University of Chicago.


INFORMATION CONCERNING BOARD MEETINGS

         Seven meetings of the Company's Board of Directors were held during the fiscal year ended December 31, 1997. Each incumbent director attended at least 75% of the total number of meetings of the Board and any Committees of the Board of which he was a member.

INFORMATION CONCERNING COMMITTEES OF THE BOARD

  The only Committees of the Company's Board are the Audit Committee and the Compensation Committee.

  The Audit Committee is currently comprised of two directors, Olivier L. Trouveroy and Edwin M. Banks. The Audit Committee is responsible for selecting the Company's independent auditors and reviewing their audit, as well as reviewing and approving the Company's internal controls and accounting systems. The Audit Committee may be granted additional powers and duties as the Board may from time to time determine. The Audit Committee held two meetings during the fiscal year ended December 31, 1997.

  The Compensation Committee is currently comprised of three directors, Olivier
L. Trouveroy, Christopher L. Rafferty and George M. Middlemas. The Compensation Committee is responsible for recommending to the full Board all stock option grants, bonuses and other compensation arrangements for executives and key employees and loans and other nonsalary payments and other benefits and arrangements with employees, affiliates and associates of the Company. The Compensation Committee may be granted additional powers and duties as the Board may from time to time determine. The Compensation Committee did not hold any formal meetings during the fiscal year ended December 31, 1997, although it held extensive discussions regarding compensation matters regularly and memorialized its compensation decisions through the use of unanimous written consents in lieu of meetings.

BUSINESS EXPERIENCE OF EXECUTIVE OFFICERS

  The following is a description of the background of the executive officers of the Company who are not directors:

  Ronald E. Spears, Chief Operating Officer, joined the Company on February 2, 1998. Mr. Spears has over 20 years of experience in the telecommunications industry. Mr. Spears served as Corporate Vice President - Telecommunications for Citizens Utilities from 1995 until joining the Company. Prior thereto he served as Chairman and Chief Executive Officer of Videocort Inc. for two years and President of MCI Communications Corporation's Midwest operating division for six years. He also served on the Board of Directors of Hungarian Telephone Cable Corp. Mr. Spears received his B.S. in Electrical Engineering from the U.S. Military Academy at West Point in 1970 and his masters in Public Service from Western Kentucky University in 1975.

  David L. Piazza, Chief Financial Officer, joined the Company on March 24, 1997. For ten years prior to joining the Company, Mr. Piazza was employed by MFS Communications in a variety of finance and senior management positions, most recently as the Senior Vice President and Chief Financial Officer of MFS Telecom, Inc., a subsidiary of MFS Communications. Prior to his employment with MFS Communications, Mr. Piazza was employed by AT&T for four years in its finance and regulatory support divisions. Mr. Piazza began his career at Arthur Andersen & Co., spending five years in its regulated industries practice. Mr. Piazza received his B.S. degree in Accountancy from the University of Illinois and holds a CPA.

  Riley M. Murphy, Executive Vice President -- Legal and Regulatory Affairs and Secretary, had twelve years of experience in the private practice of telecommunications regulatory law for inter-exchange, cellular, paging and other competitive telecommunication services prior to joining the Company. From February 1995 through 1997, she served as an officer and director of The Association for Local Telecommunications Services. Ms. Murphy joined ACSI on a full-time basis in April 1994 and was senior counsel to Locke Purnell Rain Harrell, a Dallas-based law firm from August 1993 through December 1994. From 1987 to 1992, Ms. Murphy was a partner of Wirpel and Murphy, a telecommunications law firm she co-founded, and from 1992 to 1993 she was a sole practitioner. She holds a B.A. degree from the University of Colorado and a J.D. from the Catholic University of America and is admitted to practice law in the District of Columbia and Louisiana.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  Section 16(a) of the Securities Exchange Act of 1934 (the "Exchange Act") requires the Company's executive officers and directors, and any persons who own more than ten percent of the outstanding shares of the Company's Common Stock, to file with the Securities and Exchange Commission ("SEC") reports of ownership and changes in ownership of the Company's Common Stock. Officers, directors and greater than ten-percent shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

  Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons, the Company believes that, except as described below, there was compliance for the period from January 1, 1997 to December 31, 1997 with all Section 16(a) filing requirements applicable to its officers, directors and greater than ten-percent beneficial owners. Huff and ING each submitted one late filed Form 4 reporting three transactions in April 1997 -- the acquisition of Common Stock through the conversion of preferred stock, the issuance of Common Stock in payment of dividends on the preferred stock in connection with the Company's public equity offering in April, 1997 and the purchase of Common Stock in connection with such public equity offering. In addition, ING submitted one late filed Form 5 reporting the same transactions. Mr. Rafferty submitted one late filed Form 5 reporting one transaction -- the acquisition of Common Stock through the conversion of preferred stock.

COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS

Summary Compensation Table

  The following table provides a summary of compensation for the fiscal year ended December 31, 1997, the six-month fiscal period ended December 31, 1996 and for each of the two fiscal years ended June 30, 1996 and 1995, with respect to the Company's Chief Executive Officer, and the other five most highly compensated officers of the Company during the fiscal year ended December 31, 1997 whose annual salary and bonus during such fiscal year exceeded $100,000 (collectively, the "Named Officers"):



                                                                                                   LONG-TERM
                                                                                                 COMPENSATION
                                                                                                    AWARDS
                                                            ANNUAL COMPENSATION                    ---------
                                                 -----------------------------------------         NUMBER OF
                                                                                    OTHER         SECURITIES
                                                                                    ANNUAL        UNDERLYING        ALL OTHER
   NAME AND PRINCIPAL POSITION         YEAR         SALARY        BONUS        COMPENSATION(1)    OPTIONS(2)      COMPENSATION
 ---------------------------------- -------      -----------   ------------    ------------      -----------   -----------------
 Anthony J. Pompliano..............    1997       $275,000      $275,000(4)          $0                 --       $      0
     Chairman of the                   1996*       124,167        75,000(4)           0                 --          2,574(3)
     Board of Directors                1996        239,583       175,000(4)           0                 --          6,187(3)
                                       1995        219,500       175,000(4)           0            500,000          6,977(3)

 Jack E. Reich(6)..................    1997        250,000       350,000(5)           0                  0          2,375(3)
     President and Chief               1996*        20,883             0              0          1,200,000              0
       Executive Officer

 David L. Piazza (7)...............    1997        139,038       130,000(5)      97,482(8)         250,000              0
     Chief Financial Officer

 Riley M. Murphy...................    1997        193,750       101,500(5)           0             50,000          2,375(3)
     Executive Vice                    1996*        91,250             0              0                  0              0
  President --                         1996        162,499        81,500(11)     37,004(8)          50,000          3,536(3)
     Legal and Regulatory              1995        150,000        81,500(11)          0            250,001(10)      9,783(3)
     Affairs, General Counsel
       and Secretary

 George M. Tronsrue, III (15).......   1997        161,940             0              0            100,000           3,200(3)
    Former President and Chief         1996 *      100,000             0              0                  0           2,400(3)
    Operating Officer - Strategy and   1996        191,128        54,116(9)           0             50,000           4,800(3)
    Technology Development             1995        150,000       135,417(9)      68,800(8)         350,001(10)           0

 Richard A. Kozak(12)..............    1997         23,974             0              0                  0         300,000(14)
     Former President and Chief        1996*       129,167       137,500              0             83,334(13)       2,700(3)
       Executive Officer               1996        232,885       200,000              0                  0           5,400(3)
      -- Corporate Services            1995        184,378       175,000              0            399,999(13)       3,750(3)
       and Acting Chief Financial
     Officer

____________
  * Subsequent to June 30, 1996, the Company changed its fiscal year-end to December 31. Information is for the six months ended December 31, 1996.

(1) Excludes perquisites and other personal benefits that in the aggregate do not exceed 10% of Named Officer's total annual salary and bonus.

(2) See information provided in "Option Grants in Fiscal Year Ended December 31, 1997."

(3) Represents payments received for medical or disability insurance in excess of that provided to other employees and/or car allowances.
         In 1995, for Ms. Murphy, also includes payments of $6,423 of premiums in connection with professional liability insurance for the period prior to her employment with the Company. For each of Mr. Reich and Ms. Murphy, includes $2,375 which represents the Company's 401K match for 1997.

(4) Represents cash bonuses received for attainment of certain performance goals.

(5) Represents bonuses awarded in common stock of the Company pursuant to the Annual Performance Plan, with the price based on the average closing prices as quoted on The Nasdaq Stock Market for the 20 days preceding March 11, 1998, the date of the award. Also includes cash bonuses of $100,000 and $30,000, paid to Messrs. Reich and Piazza respectively, pursuant to their employment agreements.


(6) Mr. Reich commenced employment with the Company in December 1996 as President and Chief Executive Officer-Communications Services and became President and Chief Executive Officer of the Company on September 22, 1997.

(7)      Mr. Piazza commenced employment with the Company in March 1997.

(8) Includes $65,000 and $37,004 paid to Mr. Tronsrue and Ms. Murphy, respectively, as relocation and moving expenses in connection with the relocation of the Company's headquarters to Annapolis Junction, Maryland and $97,482 paid to Mr. Piazza in connection with his relocation to the Annapolis Junction, Maryland area.

(9) Represents installments of a $244,500 bonus granted pursuant to Mr. Tronsrue's employment agreement with the Company.

(10) 150,000 of these options were originally granted in the fiscal year ended June 30, 1994 at an exercise price of $2.50 per share and such exercise price was subsequently reduced to $2.25 per share in connection with the Company's October 1994 private placement.

(11) Represents installment of a $244,500 bonus granted pursuant to Ms. Murphy's employment agreement with the Company.

(12) Mr. Kozak served as the Company's President and Chief Executive Officer during fiscal year 1996. He became Acting Chief Financial Officer in December 1996 upon the resignation of the Company's previous Chief Financial Officer. In connection with the Company's December 1996 management reorganization, Mr. Kozak became President and Chief Executive Officer - Corporate Services. Mr. Kozak's employment with the Company was terminated in the first quarter of 1997.

(13) In connection with the settlement of the dispute relating to the termination of Mr. Kozak's employment, all of the options granted in the fiscal period ended December 31, 1996 and options to purchase 83,333 shares granted in the fiscal year ended June 30, 1995 were canceled. See "Employment and Termination Agreements."

(14) In connection with the settlement of the termination of Mr. Kozak's employment, severance of $300,000 was paid.

(15) Mr. Tronsrue's employment with the Company was terminated effective September 3, 1997. Pursuant to his separation agreement with the Company, Mr. Tronsrue forfeited 200,000 options. See "Employment and Termination Agreements."

Option Grants in Fiscal Year Ended December 31, 1997

The following table contains information concerning the grant of stock options to the Named Officers during the fiscal year ended December 31, 1997.

                               INDIVIDUAL GRANTS


                                  NUMBER OF       % OF TOTAL
                                 SECURITIES         OPTIONS                            MARKET PRICE
                                 UNDERLYING       GRANTED TO        EXERCISE OR        OF UNDERLYING
                                   OPTIONS         EMPLOYEES         BASE PRICE        SECURITIES ON       EXPIRATION
             NAME                GRANTED (#)    IN FISCAL YEAR       ($/SHARE)         DATE OF GRANT          DATE
             ----                -----------    --------------       ---------         -------------          ----
Anthony J. Pompliano........          0                 ----           ----                 ----              ----

Jack E. Reich...............          0                 ----           ----                 ----              ----

Riley M. Murphy.............         12,500            0.6%            7.330                8.625            2/26/03
                                     12,500            0.6%            7.330                8.625            2/26/04
                                     12,500            0.6%            7.330                8.625            2/26/05
                                     12,500            0.6%            7.330                8.625            2/26/06

David L. Piazza.............         50,000            2.3%            7.330                8.625            3/23/03
                                     50,000            2.3%            7.330                8.625            3/23/04
                                     50,000            2.3%            7.330                8.625            3/23/05
                                     50,000            2.3%            7.330                8.625            3/23/06

George M. Tronsrue, III ....         25,000(2)         1.2%            7.330                8.625            2/26/03
                                     25,000(2)         1.2%            7.330                8.625            2/26/04
                                     25,000(2)         1.2%            7.330                8.625            2/26/05
                                     25,000(2)         1.2%            7.330                8.625            2/26/06

Richard A. Kozak............            0               ----            ----                 ----              ----

                               POTENTIAL REALIZABLE VALUE AT ASSUMED
                                    ANNUAL RATES OF STOCK PRICE
                                         APPRECIATION FOR
                                          OPTION TERM (1)

             NAME                  0%          5%             10%
             ----              --------     ----------     ----------
Anthony J. Pompliano........      ----         ----              ----

Jack E. Reich...............      ----         ----               ----

Riley M. Murphy.............      $16,187      $45,974      $82,008
                                   16,187       52,854       99,371
                                   16,187       60,078       118,471
                                   16,189       67,663       139,481

David L. Piazza.............       64,750       183,896      328,032
                                   64,750       211,416      397,486
                                   64,750       240,312      473,884
                                   64,750       270,653      557,923
                                   64,750       335,961      752,051
                                     .            .            .
George M. Tronsrue, III            32,375       91,948       164,016
                                   32,375       105,708      198,743
                                   32,375       120,156      236,942
                                   32,375       135,326      278,961

Richard A. Kozak............        ----         ----         ----

------------
(1) The amounts set forth in the three columns represents hypothetical gains that might be achieved by the optionee if the respective options are exercised at the end of the term. These gains are based on assumed rates of stock price appreciation of 0%, 5% and 10%. The exercise price of the options was equal to 85% of the market price of the Common Stock on the date of grant.

(2) These options were terminated in connection with Mr. Tronsrue's separation agreement. See "Employment and Termination Agreements."

Option Exercises and Fiscal Year End Values

  The following table sets forth information with respect to the Named Officers concerning the exercise of options during the fiscal year ended December 31, 1997 and the value of unexercised options held by the Named Officers as of December 31, 1997.

                               SHARES
                            ACQUIRED ON       VALUE                                        VALUE OF UNEXERCISED IN-THE-MONEY
                            EXERCISE (#)   RECEIVED (1)  NUMBER OF SECURITIES UNDERLYING    OPTIONS AT DECEMBER 31, 1997(2)
                            ------------   --------                UNEXERCISED              -------------------------------
                                                           OPTIONS AT DECEMBER 31, 1997
                                                           ----------------------------
           NAME                                            EXERCISABLE      UNEXERCISABLE     EXERCISABLE        UNEXERCISABLE
           ----                                            -----------      -------------     -----------        -------------
 Anthony J. Pompliano.....       0                     0   1,662,399            187,500        $ 19,381,657       $1,877,438
 Jack E. Reich (4) .......       0                     0     200,000          1,000,000             687,600        3,438,000
 Riley M. Murphy .........       0                     0     193,752            156,250           2,046,602        1,338,969
 David L. Piazza (4) .....       0                     0           0            250,000                   0        1,370,750
 George M. Tronsrue, III..    300,000      $   2,512,500           0                  0                   0                0
 Richard A. Kozak .......     280,000          1,266,825     936,598 (3)              0           10,695,275               0

------------
(1) Based upon the last sale price on the option exercise date, as reported by Nasdaq Stock Market, less the exercise price paid for the shares.

(2) Represents the difference between the per share exercise price of the unexercised options and $12.8125, the last sale price on December 31, 1997, as reported by the Nasdaq Stock Market.

(3) Of these options, the vesting of options to purchase an additional 83,333 shares was accelerated in connection with the settlement of the dispute relating to the termination of Mr. Kozak's employment. See "--Employment and Termination Agreements."

(4) In addition, Mssrs. Reich and Piazza vested in performance stock options for 100,000 shares and 50,000 shares, respectively, on January 2, 1998 due to the attainment of certain performance goals in 1997.

DIRECTORS' COMPENSATION


  Members of the Board do not receive cash compensation for acting as members of the Board or Committees of the Board, other than reimbursement for reasonable out-of-pocket expenses incurred in connection with their attendance at meetings of the Board and its committees. Until the Series A-1 Preferred Stock and Series B Preferred Stock were converted into Common Stock in April 1997, the Company was obligated to pay the reasonable fees and expenses of two counsel selected by the directors elected by the holders of such Preferred Stock from time to time to represent them in their capacity as directors. During the fiscal year ended December 31, 1997, the Company paid an aggregate of approximately $4,000 in such counsel fees. Directors who also serve as executive officers receive compensation for acting in their capacity as executive officers. See "-- Summary Compensation Table." From time to time the Board has granted options to purchase shares of Common Stock to members of the Board who are not also officers of the Company in consideration for their service as directors. However, other than "formula grants" to outside directors under the Company's 1994 Stock Option Plan, no formal arrangement exists. For fiscal year ended December 31, 1997, no directors were granted options in their capacity as such.



COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  Only Messrs. Trouveroy, Rafferty and Middlemas served on the Compensation Committee during the fiscal year ended December 31, 1997. None of these directors has ever been an employee of the Company or any of its subsidiaries. During the fiscal year ended December 31, 1997, no executive officer of the Company served on the compensation committee or board of directors of any other entity which had any executive officer who also served on the Compensation Committee or Board of Directors of the Company.

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION.

         The Compensation Committee of the Board of Directors (the "Compensation Committee") is responsible for setting corporate policy for executive and other employee compensation and benefit plans. George M. Middlemas, Christopher L. Rafferty and Olivier L. Trouveroy served on the Compensation Committee for all of the fiscal year ended December 31, 1997. None of the present Compensation Committee members is an employee of the Company. The Compensation Committee's responsibilities included the recommendation for approval of executive pay structure (i.e. salary bands, guidelines for annual merit increases and incentives and aggregate amounts and guideline levels of participation in executive stock plans), as well as the recommendation for approval of all compensation matters for the Named Officers. In this connection, the Compensation Committee has retained and relied upon the advice of an independent compensation consultant who has conducted market surveys and made recommendations to the Compensation Committee consistent with the adopted compensation philosophy.

Compensation Philosophy

         The Company's approach to executive compensation, as implemented by the Compensation Committee, has been designed to provide a competitive program that will enable the Company to attract, motivate, reward and retain individuals who possess the skills, experience and talents necessary to advance the growth and financial performance of the Company. The Company's compensation policies are designed to encourage shareholder value creation, corporate teamwork, equity ownership in the Company and long term loyalty to the Company. The Company's executive compensation has two key elements: (1) an annual component, i.e., base salary and an annual discretionary bonus based upon achievement of corporate and personal objectives, and (2) a long-term component consisting of stock options and awards.

         The Company strives to provide compensation opportunities which emphasize effectively rewarding management for the achievement of critical corporate and personal performance objectives. In addition, the program provides stock opportunities designed to align the interest of executives and other key employees with other stockholders through the ownership of Common Stock. The following is a discussion of each of the elements of the Company's executive compensation program including a description of the decisions and actions taken by the Compensation Committee with respect to the 1997 compensation for the Chief Executive Officer and all executive officers as a group.

Executive Compensation Policy

         Compensation paid to the Company's executive officers for the fiscal year ended December 31, 1997 (as reflected in the Summary Compensation Table set forth above with respect to the Named Officers) consisted of the following elements: base salary, annual bonuses, stock options under the Company's Amended 1994 Stock Option Plan, participation in the Company's 1996 Employee Stock Purchase Plan and contributions under the Company's 401(K) Plan.

         In determining the base salary of executive officers, the Compensation Committee establishes broad salary bands as flexible guidelines for future salary administration which take into consideration a variety of factors, including the executive's levels of responsibility and individual experience and performance, and the salaries of similar positions in the Company and in comparable companies in the Competitive Local Exchange Carrier ("CLEC") industry. The Compensation Committee believes that its process for determining and adjusting the base salary of executive officers is fully consistent with sound personnel practices. Based on the Compensation Committee's consideration of the aforementioned factors, Mr. Pompliano and Ms. Murphy were paid salaries in 1997 which exceeded the minimum salaries required by their employment agreements. The salaries paid to Messrs. Reich and Piazza in 1997 were the minimum salaries required under their employment agreements, which were signed on November 26, 1996 and February 28, 1997, respectively. The salaries paid to Messrs. Reich and Piazza under their employment agreements were based upon the Compensation Committee's consideration of the aforementioned factors and arms-length negotiations between the Compensation Committee and Messrs. Reich and Piazza.

         Annual adjustments in base salaries typically are made effective at the beginning of the calendar year for which they are intended to apply for the Chairman and the President and Chief Executive Officer, and on the anniversary of employment for the other Named Officers and therefore reflect in large part achievement of the prior year's corporate and individual performance objectives.

Annual Bonus


         For fiscal year 1997, the Compensation Committee established a range of targets and critical strategy/operating objectives for each of the Named Officers which were reviewed and evaluated at year-end in connection with its approval of the discretionary bonuses paid for that year. Individual bonus awards for 1997 were determined by the Compensation Committee based on the its determination regarding the extent to which each of the Named Officers achieved his/her objectives. The Compensation Committee recommended to the Board of Directors that the 1997 bonuses for all of the employees, including the Named Officers other than Mr. Pompliano, be awarded in stock in lieu of cash. Messrs. Reich and Piazza also received other bonuses in cash as required by their employment agreements. In February 1998, the Board of Directors approved adoption of the Annual Performance Plan pursuant to which it granted bonuses for fiscal 1997 on March 11, 1998.


Stock Incentives

         The long term incentive element of the Company's management compensation program has historically been primarily in the form of stock option grants. The employment agreements for the Named Officers typically specify initial stock options which vest over a three year period and performance stock options which vest upon achievement of certain criteria . Other key employees may be granted initial and/or performance options when they join the company. In addition, the Named Officers and other employees are eligible for annual option grants based on guidelines expressed as percentages of their salaries with variations which recognize individual performance, leadership potential and past grant history. For 1997, these discretionary stock options have been granted and administered by the Compensation Committee under the Amended 1994 Stock Option Plan, which was designed to create an opportunity for employees of the Company to acquire a proprietary interest in the Company and thereby enhance their efforts in the service of the Company and its stockholders. The compensatory and administrative features of the Amended 1994 Stock Option Plan conform in all material respects to the design of standard comparable plans in the industry and are, in the Compensation Committee's estimation, fair and reasonable.

         During 1997, the Compensation Committee approved grants of stock options to employees and executive officers (including certain of those Named Officers reflected in the foregoing tables) for an aggregate of 2,141,208 shares at exercise prices ranging from $4.15 to $11.64 per share, which options were granted with exercise prices equal to 85% of the fair market value of the Common Stock on the dates of grants. In most cases, options were granted under agreements which provide that one-quarter of the options become exercisable on each succeeding anniversary of the respective grant dates to further the executive retention goal of the Amended 1994 Stock Option Plan.


Chief Executive Officer Compensation

        Anthony J. Pompliano acted as Executive Chairman of the Company from January 1, 1997 until September 22, 1997, at which time Jack E. Reich became President and Chief Executive Officer of the Company. Mr. Pompliano's salary in 1997 was $25,000 higher than the minimum salary required under his employment agreement and he received a bonus of $275,000, which exceeded the $200,000 bonus called for by his employment agreement. Among the factors considered by the Compensation Committee in its consideration of Mr. Pompliano's performance and his compensation in 1997 were achievement of revenue growth and EBITDA improvement, attraction of telecommunications executives to enable the Company to implement its strategy and acquisition of capital to fund the Company's growth. Mr. Reich's compensation during 1997 was in accordance with the terms of his November 26, 1996 employment agreement, including the vesting on January 2, 1998 of 100,000 stock options based on performance in 1997, which was negotiated at arm's length with the Company.

         The foregoing report is provided by the following directors, who are members of the Compensation Committee at the end of 1997.

                                                        George M. Middlemas
                                                        Christopher L. Rafferty
                                                        Olivier L. Trouveroy

COMPARATIVE STOCK PERFORMANCE

         The graph below compares the cumulative stockholder return on the Common Stock since March 3, 1995, the time the Company began trading on the Nasdaq SmallCap Market, with the cumulative total return on the Nasdaq Stock Market Index and Nasdaq Telecommunications Industry Index over the same period (assuming an investment of $100 in the Common Stock, the Nasdaq Stock Market and Nasdaq Telecommunications Stocks on March 3, 1995.) The stock price performance shown on the graph below is not necessarily indicative of future price performance.

                                   [GRAPHIC]

                                                   3/3/95   12/31/95        12/31/96      12/31/97
                                                   ------   --------        --------      --------
American Communications Services, Inc.             $100      $113           $226          $270
NASDAQ Composite Index                             $100      $134           $164          $202
NASDAQ Telecommunications Index                    $100      $125           $128          $190

EMPLOYMENT AND TERMINATION AGREEMENTS

  Anthony J. Pompliano. The Company is party to an employment agreement with Anthony J. Pompliano, its Chairman, which terminates on August 23, 1998. Under the terms of the agreement, as amended, Mr. Pompliano is entitled to a minimum annual base salary of $250,000 and a cash bonus of up to $200,000 for each of the 1997 and 1998 fiscal years based upon the Company's achievement of certain performance goals for the relevant fiscal year. Under this employment agreement, Mr. Pompliano has been granted options to purchase an aggregate of 1,849,899 shares of the Company's Common Stock at exercise prices ranging from $.875 per share to $2.80 per share. Mr. Pompliano has the right to obtain a 30-day loan from the Company for the purpose of paying the aggregate exercise price of the options granted to him. Mr. Pompliano has the right, for 90 days after termination of his employment (unless he is terminated by the Company "for cause" or he voluntarily resigns), to sell to the Company up to $1.0 million in then market value of shares of Common Stock issued or issuable pursuant to the options granted to Mr. Pompliano under his employment agreement, at a price equal to the publicly-traded price of the Common Stock, less the exercise price of the options with respect to unexercised options; provided, however, this right cannot be exercised unless at least 5,000,000 shares of Common Stock are owned by non-affiliates of the Company at the time of his request and the market value of the outstanding Common Stock is at least $300 million. Mr. Pompliano's employment agreement also contains non-compete, non-solicitation and confidentiality provisions.

  Jack E. Reich. The Company is party to an employment agreement with Jack E. Reich, its President and Chief Executive Officer, which terminates on December 31, 2000, extendable for one year by mutual agreement. Under the terms of this agreement, Mr. Reich is entitled to a minimum annual base salary of $250,000, a cash bonus of $100,000 in 1997 and annual bonuses of between $150,000 and $350,000 based on the Company's achievement of certain performance goals. Under this employment agreement, Mr. Reich was granted an option to purchase 1,200,000 shares of Common Stock at an exercise price $9.375 per share. These options vest in installments between December 1997 and December 2001, subject to Mr. Reich's continued employment. Mr. Reich's employment agreement also contains a two year non-compete/non-solicit provision.

  Ronald E. Spears. The Company is a party to an employment agreement with Ronald E. Spears, its Chief Operating Officer, which terminates February 1, 2002. This agreement is extendable by mutual agreement. Mr. Spears is entitled to a salary of $250,000, a signing bonus of $100,000 and a 1998 bonus of up to $150,000 based on achievement of certain performance goals with future bonus opportunities for each successive year, based on achievement of certain performance goals for that year. Under this employment agreement, Mr. Spears was granted options to purchase 400,000 shares at an exercise price of $12.49 per share. These options vest in installments between February 1999 and February 2002, subject to Mr. Spears' continued employment. Mr. Spears' employment agreement also contains non-compete, non-solicitation and confidentiality provisions.

  David L. Piazza. The Company is party to an employment agreement with David L. Piazza, its Chief Financial Officer, which terminates on March 23, 2001, extendable by mutual agreement. Mr. Piazza is entitled to a salary of $175,000, a signing bonus of $30,000 and annual bonuses of up to 30% based on his salary based upon the achievement of certain performance goals for the relevant fiscal year. Under this employment agreement, Mr. Piazza was granted an option to purchase 250,000 shares at an exercise price of $7.33 per share. These options vest in installments between March 1998 and March 2003, subject to Mr. Piazza's continued employment. Mr. Piazza's employment agreement also contains non-compete, non-solicitation and confidentiality provisions.

  Riley M. Murphy.  The Company is party to an employment agreement with Riley
M. Murphy, its Executive Vice President for Legal and Regulatory Affairs, which terminates on March 31, 1999. This agreement, as amended, calls for a minimum annual salary of $175,000 and a guaranteed bonus of $244,500, payable in annual installments through January 1997. Under this employment agreement, Ms. Murphy was granted options to purchase an aggregate of 300,002 shares of Common Stock at prices ranging from $2.25 per share to $3.40 per share. Ms. Murphy's employment agreement also contains a two year non-compete/non-solicit provision.

  Richard A. Kozak. The Company was party to an employment agreement with Richard A. Kozak, which was terminated effective February 2, 1997. Each of the parties initially claimed the termination was the result of a breach of the employment agreement by the other party. In settlement of their dispute and related litigation concerning Mr. Kozak's termination, the parties agreed, among other things, that Mr. Kozak was to (i) receive $300,000 in cash, payable by the Company in three equal installments on April 1, July 1 and October 1, 1997, (ii) forfeit 166,667 of his unvested options, and (iii) execute a 180-day Lock-Up Agreement with the underwriters of the Company's April 1997 public offering for all but 150,000 of the shares underlying his vested options and 80,000 other shares he held. The Company also accelerated the vesting of Mr. Kozak's remaining 83,333 options which had not vested at the time of his termination. Mr. Kozak also agreed to certain non-compete, non-solicitation and confidentiality provisions expiring on December 31, 1997. Under his employment agreement, Mr. Kozak had been granted stock options to purchase an aggregate of 1,383,265 shares of the Company's Common Stock at exercise prices ranging from $0.875 per share to $15.00 per share, of which options to purchase 1,133,265 shares had vested as of his termination.

  George M. Tronsrue, III. The Company was party to an employment agreement with George M. Tronsrue, III which was terminated effective September 3, 1997, when Mr. Tronsrue voluntarily resigned from his position as Chief Operating Officer-Strategy and Technology Development. Pursuant to the separation agreement dated September 30, 1997, the parties agreed, among other things, that Mr. Tronsrue was to (i) retain 300,000 vested options at an exercise price of $2.25; (ii) forfeit 200,000 of his unvested options; and (iii) repay the Company no later than October 12, 1997 the outstanding principal and accrued interest, at the interest rate of 8% per year, of the $195,000 loan previously provided to him by the Company in accordance with his employment agreement.
Mr. Tronsrue also waived all rights under a registration rights agreement, and agreed to certain non-solicitation and confidentiality provisions expiring on September 30, 1998.

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

   Huff and certain of its affiliates purchased an aggregate of 10,000 units (consisting of 14 3/4% Redeemable Preferred Stock due 2008 (the "14 3/4% Preferred Stock") and warrants (the "Unit Warrants") to purchase Common Stock) in the Company's July 1997 offering of such units, acquiring thereby 10,000 shares of 14 3/4% Preferred Stock and 10,000 Unit Warrants. ING Baring (U.S.) Securities, Inc. which may be deemed to be an affiliate of ING purchased 7,500 of such units, acquiring thereby 7,500 shares of 14 3/4% Preferred Stock and 7,500 Unit Warrants.

   The initial purchasers of the Company's 13 3/4% Senior Notes due 2007 (the "2007 Notes") have informed the Company that W.R. Huff Asset Management Co. LLC ("W.R. Huff") (an affiliate of Huff) on behalf of investment management accounts for which W.R. Huff acts as investment advisor and over which it has dispositive power, purchased $50 million of the 2007 Notes in the private placement of such Notes, for which the Company paid W.R. Huff, on behalf of such accounts, a fee of $750,000 with respect to such purchase.

  In connection with, and as a condition precedent to the consummation of the April 1997 public offering, the Company sold 2,099,125, 1,364,432 and 136,443 shares of Common Stock to Huff, ING and affiliates of First Analysis Corporation, respectively. The per share price for the shares sold to these principal stockholders was $4.70 (the same price paid to the Company by the Underwriters for the 4,400,000 shares sold in the Public Offering) for aggregate proceeds to the Company equal to $16,920,000. Additionally, these stockholders elected to receive an aggregate of 1,603,241 shares of Common Stock in lieu of approximately $7.6 million of accrued dividends payable upon conversion of the Preferred Stock they held.

  The Company has in place policies and procedures that enable it to comply with the covenants in its existing indentures regarding transactions with affiliates.

    STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS, DIRECTORS AND MANAGEMENT

  The following table sets forth as of December 31, 1997, certain information regarding the beneficial ownership of the Company's Common Stock outstanding (assuming the exercise of options and warrants exercisable on or within 60 days after such date) by (i) each person who is known to the Company to own 5% or more of the Common Stock, (ii) each director of the Company, (iii) each of the Named Officers and (iv) all executive officers and directors of the Company as a group.

  Unless otherwise indicated, the named persons exercise sole voting and investment power over the shares that are shown as beneficially owned by them.

                                                          NUMBER      PERCENTAGE OF
 NAME OF BENEFICIAL OWNER(1)                            OF SHARES       TOTAL(2)
 ---------------------------                            ---------     ------------
 Anthony J. Pompliano  ...........................     1,724,999 (3)         4.4
 Jack E. Reich ...................................       301,330 (4)           *
 Ronald E. Spears.................................        20,000 (5)           *
 Riley M. Murphy .................................       208,942 (6)           *
 David L. Piazza..................................        50,000 (7)           *
 George M. Middlemas .............................     1,699,499 (8)         4.6
 Christopher Rafferty  ...........................         8,000 (9)           *
 Edwin M. Banks  .................................           --- (9)         ---
 Peter C. Bentz  .................................           --- (9)         ---
 Olivier L. Trouveroy  ...........................           ---(10)         ---
 Benjamin P. Giess ...............................           ---(10)         ---
 The Huff Alternative Income Fund, L.P.. .........   15,090,140 (11)        39.5
 ING Equity Partners, L.P..I .....................    7,946,828 (12)        21.3
 First Analysis Corporation  .....................    3,202,237 (13)         8.6
 West Highland Capital, Inc.......................    2,000,000 (14)         5.4
 All executive officers and directors as a group
      (11 persons)...............................     4,012,770             10.0


-----------
  * Less than one percent.

(1) The address of all officers and directors listed above is in the care of the Company.

(2) The percentage of total outstanding for each stockholder is calculated by dividing (i) the number of shares of Common Stock deemed to be beneficially owned by such stockholder as of December 31, 1997 by (ii) the sum of (A) the number of shares of Common Stock outstanding as of December 31, 1997 plus (B) the number of shares of Common Stock issuable upon the exercise of options or warrants held by such stockholder which were exercisable as of December 31, 1997 or will become exercisable within 60 days after December 31, 1997 ("currently exercisable").

(3) Includes currently exercisable options to purchase 1,724,899 shares.

(4) Includes currently exercisable options to purchase 300,000 shares and 1,330 shares of Common Stock purchased through the 1996 Employee Stock Purchase Plan.

(5) Mr. Spears joined the Company in February 1998. See "Employment and Termination Agreements." Mr. Spears also vested in 20,000 options in February 1998 which were previously granted to him in connection with consulting services rendered to the Company.

(6) Includes currently exercisable options to purchase 206,252 shares and 2,690 shares of Common Stock purchased through the 1996 Employee Stock Purchase Plan.

(7) Includes currently exercisable options to purchase 50,000 shares of Common Stock.

(8) Includes 20,000 shares owned directly, 8,000 shares owned through an individual retirement account and currently exercisable options to purchase 30,000 shares. Also includes 1,222,702 shares of Common Stock owned by Apex II and 418,797 shares of Common Stock owned by Apex I. Mr. Middlemas is a general partner of Apex Management Partnership which is the general partner of Apex I and Apex II. Mr. Middlemas disclaims beneficial ownership of the shares owned by Apex I and Apex II, except to the extent of his ownership in the general partner of Apex I and in the general partner of Apex II.

(9) Messrs. Banks and Bentz are employees of W.R. Huff, an affiliate of Huff. Mr. Rafferty is an employee of WRH Partners, L.L.C., the general partner of Huff. Messrs. Rafferty, Bentz and Banks disclaim beneficial ownership of all shares held by Huff.

(10) Mr. Trouveroy is a Managing Partner of ING and Mr. Giess is a Partner of ING. Messrs. Trouveroy and Giess disclaim beneficial ownership of all shares held by ING.

(11) Includes currently exercisable warrants to purchase 200,000 shares. The address for Huff is 1776 On the Green, 67 Park Place, Morristown, NJ 07960.

(12) Includes currently exercisable warrants to purchase 100,000 shares. The address for ING is 135 East 57th Street, 16th Floor, New York, NY 10022.

(13) Includes 1,222,702 shares of Common Stock owned by Apex II. Includes 418,797 shares of Common Stock owned by Apex I. Includes 780,883 shares of Common Stock owned by The Productivity Fund II, L.P. ("Productivity"). Includes 779,855 shares of Common Stock owned by Environmental Private Equity Fund II, L.P. ("EPEF"). First Analysis Corporation ("FAC") is an ultimate general partner of Apex I, Apex II, Productivity and EPEF and may be deemed to be the beneficial owner of the shares owned by them. FAC disclaims beneficial ownership of these shares. This information was obtained from a Schedule 13D filed with the Securities and Exchange Commission on May 6, 1997, as amended from time to time. The address for First Analysis Corporation is 233 South Wacker Drive, Suite 9600, Chicago, IL 60093.

(14) This information was obtained from a Schedule 13D filed with the Securities and Exchange Commission on December 31, 1997, as amended from time to time. The address for West Highland Capital, Inc. is 300 Drakes Landing Road, Suite 290, Greenbrae, CA 94904.

PROPOSAL NO. 2.  APPROVAL AND RATIFICATION OF AMENDMENT TO THE COMPANY'S SECOND
                 AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO INCREASE THE AUTHORIZED COMMON STOCK FROM 75,000,000 TO 125,000,000 SHARES.


  At present, the Company is authorized to issue 75,000,000 shares of Common Stock, $.01 value per share. As of December 31, 1997, there were 37,219,419 shares of Common Stock outstanding and 19,094,683 shares reserved for issuance pursuant to various outstanding options and warrants to purchase Common
Stock, 2,327,169 shares reserved for additional options which may be granted under the Amended 1994 Stock Option Plan and 396,157 shares reserved for issuance under the 1996 Employee Stock Purchase Plan. Thus, as of December 31, 1997, 15,962,572 shares of Common Stock would be available for issuance. In April 1998, the Company completed a public offering of 7,502,418 shares of Common Stock utilizing the currently authorized Common Stock.



  The Board of Directors believes that it is in the best interest of the Company to increase the authorized number of shares of Common Stock from 75,000,000 to 125,000,000. The Company will likely need to issue additional Common Stock to obtain additional financing, implement additional management or employee incentive programs or consummate strategic acquisitions. On March
19, 1998, the Board of Directors consented unanimously to submit to a vote of stockholders an amendment to the Certificate of Incorporation increasing the authorized Common Stock. The Company has no present agreement, commitment plan or proposal to issue any of the additional shares of Common Stock provided for in the proposal.


  If this Proposal is approved, the additional authorized Common Stock as well as the currently authorized but unissued Common Stock, would be available for issuance in the future for such corporate purposes as the Board of Directors deems advisable from time to time without further action by the stockholders, unless such action is required by applicable law or by the rules of The NASDAQ Stock Market or any stock exchange on which the Company's shares may then be listed.


  The Company's Common Stock is currently quoted on The NASDAQ Stock Market. One of the non-quantitative maintenance criteria for The Nasdaq Stock Market securities requires stockholder approval for the establishment of certain plans or arrangements by the Company or the issuance of designated securities by the Company. This criteria provides that, for so long as the Company's Common Stock is included in The NASDAQ Stock Market, stockholder approval will be required for (i) the establishment of a stock option or purchase plan or other arrangement made pursuant to which stock may be acquired by officers or directors, except for warrants or rights issued generally to security holders of the Company or broadly based plans or arrangements including other employees, and certain de minimus issuances thereunder or issuances to induce individuals to enter employment contracts; (ii) the issuance of securities which will result in a change of control of the issuer; (iii) the issuance of securities in connection with the acquisition of the stock or assets of another company (a) if any director, officer or substantial stockholder of the Company has a 5% or greater interest (or such persons collectively have a 10% or greater interest), directly or indirectly, in the company or assets to be acquired or in the consideration to be paid in the transaction or series of related transactions and the present or potential issuance of Common Stock or securities convertible into or exercisable for Common Stock, could result in an increase in outstanding Common Shares or voting power of 5% or more, or (b) where the present or potential issuance of Common Stock, or securities convertible into or exercisable for Common Stock, other than a public offering for cash, if the Common Stock has, or will have upon issuance voting power equal to or in excess of 20% of the voting power outstanding before the issuance of stock or securities convertible into or exercisable for Common Stock, or the number of shares of Common Stock to be issued is or will be equal to or in excess of 20% of the number of shares of Common Stock outstanding before the issuance of stock or securities; or (iv) in connection with a transaction, other than a public offering, involving (x) the sale or issuance of Common Stock, or securities convertible into or exercisable for Common Stock, at a price less that the greater of book or market value, which together with sales by officers, directors or substantial stockholders of the Company equals 20% or more of the voting power outstanding before the issuance.


  The additional authorized shares of Common Stock resulting from this Proposal would be the same as the existing shares of Common Stock. All outstanding Common Stock would continue to have one vote per share. Stockholders of the Company do not presently have preemptive rights nor will they as a result of the Proposal.

  Authorized shares of Common Stock in excess of those shares outstanding (including, if authorized, the additional Common Stock provided for in this Proposal) will remain available for general corporate purposes, may be privately placed and can be used to make a change in control of the Company more difficult. Under certain circumstances, the Board of Directors could create impediments to, or frustrate persons seeking to effect a takeover or transfer in control of the Company by causing such shares to be issued to a holder or holders who might side with the Board of Directors in opposing a takeover bid that the Board of Directors determines is not in the best interests of the Company and its stockholders, but in which unaffiliated stockholders may wish to participate. The existence of such shares might have the effect of discouraging any attempt by a person, through the acquisition of a substantial number of shares of Common Stock, to acquire control of the Company, since the issuance of such shares could dilute the Company's book value per share and the Common Stock ownership of such person. One of the effects of the Proposal, if approved, might be to render the accomplishment of a tender offer more difficult. This may be beneficial to management in a hostile tender offer, thus having an adverse impact on stockholders who may want to participate in such tender offer.

  It should be noted that subject to the limitations discussed above, all of the types of Board action described in the preceding paragraph can currently be taken and that the power of the Board of Directors to take such actions would not be enhanced by the Proposal, although the Proposal would increase the number of shares of Common Stock that are subject to such action.

  This proposal and the Company's authorized but unissued Preferred Stock may generally be classified as "anti-takeover" measures and may each, or in conjunction with each other, discourage attempted takeovers of the Company which are not approved by the Board of Directors. The Company does not believe that any other provision of its current Certificate of Incorporation or By-Laws are intended or would have the effect of discouraging or making more difficult the acquisition of control of the Company.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF AN AMENDMENT TO THE COMPANY'S CERTIFICATE OF INCORPORATION TO INCREASE THE AUTHORIZED SHARES OF COMMON STOCK FROM 75,000,000 TO 125,000,000. (PROPOSAL NO. 2 ON THE PROXY CARD)



PROPOSAL NO. 3.  APPROVAL AND RATIFICATION OF AMENDMENT TO THE COMPANY'S SECOND
                 AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO INCREASE THE AUTHORIZED PREFERRED STOCK FROM 1,500,000 TO 3,000,000 SHARES.




         At present the Company is authorized to issue 1,500,000 shares of Preferred Stock, $1.00 per share. As of March 17, 1998 there were outstanding 1,300,000 shares of Preferred Stock, of which 400,000 shares are designated as 14-3/4% Redeemable Preferred Stock due 2008, 200,000 shares are designated as Series A 12-3/4% Junior Redeemable Preferred Stock due 2009 and 700,000 shares are designated as Series B 12 3/4% Junior Redeemable Preferred Stock due 2009. All of the currently authorized but unissued shares of preferred stock may be designated by the board of directors without further stockholder approval with such designations, preferences, and relative, participating, optimal or other special rights and qualifications, limitations or restrictions thereof as the board may determine. Such power is permissible under Delaware General Corporate Law (the "DGCL") and is commonly referred to as the board's "blank check" authority.



         The board believes it is in the best interests of the Company to increase the authorized number of shares of preferred stock subject to the board's blank check authority from 1,500,000 to 3,000,000 and on March 19, 1998 the Board consented unanimously to submit to a vote of stockholders an amendment to the Certificate of Incorporation so increasing the preferred stock. The board believes such an increase in the authorized preferred stock is advisable since it is likely that the Company will need to obtain additional equity financing for the expansion and operation of its business in the future and it is possible that the Company may be required to issue additional shares of preferred stock in order to obtain such financing. The Company may also be required to issue preferred stock in order to consummate acquisitions. The Company has no present agreement, commitment, plan or proposal to issue any of the additional shares of preferred stock provided for in this proposal. If, however, the need arises in the future to issue additional shares it is anticipated that the terms of any preferred stock to be issued will be the subject of negotiations with any potential investors and, therefore, the board believes that it is advisable to allow the board to set such terms in its discretion. The board believes that this flexibility is necessary to enable the Company's executive officers to negotiate terms which are the most advantageous to the Company while still complying with requirements that may be specified by potential investors. In the event any preferred stock is issued in the future the board will authorize such issuance and no further authorization for the issuance of the preferred stock by a vote of the Company's security holders will be solicited prior to such issuance except as required by the Certificates of Designation for the outstanding classes of preferred stock.

         The 1,500,000 additional authorized shares of preferred stock resulting from this Proposal would have the same $1.00 par value as the existing authorized shares of preferred stock. Such preferred stock would have such voting rights and other rights as the Board shall determine in accordance with the DGCL, subject to the provisions of the certificates of designation for the outstanding classes of preferred stock.


         In the event this Proposal is approved, authorized shares of preferred stock in excess of those shares outstanding will remain available for general corporate purposes, may be privately placed and can be used to make a change in control of the Company more difficult. Any preferred stock which is issued in the future will, in all likelihood, have terms and preferences, including without limitation dividend, voting and liquidation rights, which are senior and superior to those of the Common Stock. The preferred stock may be issued with such other terms and preferences so as to discourage any tender offer for the Company's stock or other takeover bids, which in the opinion of the board might not be in the best interests of the Company and its stockholders, but in which unaffiliated stockholders may wish to participate.

         It should be noted that the board currently has the power to take such actions described in the preceding paragraph with regard to the currently authorized but unissued shares of preferred stock and that the power of the board actions will not be enhanced by this Proposal, except in respect of the increased number of authorized shares of preferred stock which will then be available for issuance.

         If Proposal No. 2 and Proposal No. 3 are approved and the amendments become effective, the first three sentences of Article IV of the Company's Certificate of Incorporation, which sets forth the Company's presently authorized capital stock, will be amended to read in their entirety as follows:

                 "4.      The total number of shares of capital stock which the
Corporation shall have authority to issue is 128,000,000"

                 "4.1.     Of the authorized shares, 125,000,000 shares shall
be common stock (the "Common Stock") with a par value of $0.01 per share."

                 "4.2.    Of the authorized shares, 3,000,000 shares shall be
shares of preferred stock (the "Preferred Stock" or "Preferred Shares") with a par value of $1.00 per share."

         THE BOARD RECOMMENDS A VOTE FOR APPROVAL OF AN AMENDMENT TO THE COMPANY'S CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF PREFERRED STOCK FROM 1,500,000 TO 3,000,000. (PROPOSAL NO. 3 ON THE PROXY CARD). _

PROPOSAL NO. 4.  APPROVAL AND RATIFICATION OF AN AMENDMENT TO THE STOCK OPTION
                 PLAN TO INCREASE THE NUMBER OF SHARES OF COMMON STOCK RESERVED FOR ISSUANCE UPON THE EXERCISE OF OPTIONS GRANTED THEREUNDER FROM 5,000,000 TO 11,000,000 SHARES AND TO COMFORM SUCH PLAN TO THE CURRENT PROVISIONS OF RULE 16b-3 UNDER THE SECURITIES EXCHANGE ACT OF 1934.


  The Board of Directors, pursuant to the recommendation of its Compensation Committee, amended the Stock Option Plan on March 19, 1998 to increase the number of shares of Common Stock available for issuance upon exercise of options granted thereunder by 6,000,000 shares, subject to stockholder approval. Before this amendment, the total number of shares for award thereunder authorized under the Stock Option Plan was 5,000,000 and now is 11,000,000 shares. The Compensation Committee recommended the increases for the primary purpose of rewarding key employees for past performances and giving key employees, including those joining the Company as new hires, incentive to perform at a high standard in the future.


1994 STOCK OPTION PLAN

  On November 15, 1994, the Board adopted and on December 16, 1994, stockholders approved the Stock Option Plan. On January 26, 1996, November 15, 1996 and June 25, 1997, the Company's stockholders approved amendments to the Stock Option Plan. The Stock Option Plan will terminate no later than November 15, 2004, ten years after adoption by the Board of Directors and after such termination no additional options may be granted. The Stock Option Plan is administered by the Compensation Committee which makes discretionary grants ("discretionary grants") of options to employees (including employees who are officers and directors of the Company), directors who are not employees of the Company ("Outside Directors") and consultants. The Stock Option Plan also provides for formula grants of options to Outside Directors ("formula grants"). Under the Stock Option Plan, 4,790,000 shares of Common Stock have been reserved for discretionary grants and 210,000 shares of Common Stock have been reserved for formula grants. As of December 31, 1997, 2,422,612 discretionary and 20,000 formula options had been granted under the Stock Option Plan.

  Options granted pursuant to discretionary grants may be nonqualified options or incentive options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended. The selection of participants, allotment of shares, determination of price and other conditions of purchase of such options will be determined by the Compensation Committee, in its sole discretion. Options granted pursuant to discretionary grants are exercisable for a period of up to ten years, except that incentive options granted to optionees who, at the time the option is granted, own stock representing greater than 10% of the voting power of all classes of stock of the Company or any parent or subsidiary, are exercisable for a period of up to five years. The per-share exercise price of incentive options granted pursuant to discretionary grants must be no less than 100% of the fair market value of the Common Stock on the date of grant, except that the per share exercise price of incentive options granted to optionees who, at the time the option is granted, own stock representing greater than 10% of the voting power of all classes of stock of the Company or any parent or subsidiary, must be no less than 110% of the fair market value of the Common Stock. The per share exercise price of nonqualified stock options granted pursuant to discretionary grants must be no less than 85% of the fair market value of the Common Stock on the date of grant. To the extent options are granted at less than fair market value, the Company incurs a non-cash cost for financial reporting purposes.

  Under the formula grants, each Outside Director will be granted automatically a nonqualified option to purchase 50,000 shares (subject to adjustment as provided in the 1994 Plan). Each such director may decline such grant. Each option granted pursuant to a formula grant will vest and become exercisable as to 10,000 shares on the date such option is granted (the "Grant Date"), as to 10,000 shares on the date of the first annual meeting of stockholders held at least eight months after the Grant Date (the "First Annual Meeting") and as to 10,000 shares on the date of each of the next three annual meetings of stockholders held after the First Annual Meeting, provided that the option will only vest on the relevant annual meeting of stockholders date if the Outside Director is re-elected to the Board at such meeting. Each such option shall have a term of five years from the relevant vesting date. The exercise price per share of Common Stock for options granted pursuant to a formula grant shall be 100% of the fair market value as determined under the terms of the 1994 Plan.

  As of December 31, 1997, there were 803 employees eligible to participate and approximately 248 actual participants in the 1994 Plan. During the fiscal year ended December 31, 1997 there were no grants of options pursuant to the 1994 Plan to any director. There were grants of options pursuant to the 1994 Plan to all other employees as a group to acquire an aggregate of 2,141,208 shares of Common Stock, at an exercise prices ranging from $4.15 to $11.64 per share, during the fiscal year ended December 31, 1997

  Currently the Stock Option Plan contains provisions which were designed to comply with the requirements of Rule 16b-3 under the Exchange Act prior to the amendments to Rule 16b-3 adopted by the SEC in May 1996 ("Old Rule 16b-3"). The amendments to the Stock Option PLan proposed herein are designed to reflect the current provisions of Rule 16b-3 ("Current Rule 16b-3").

  The Stock Option Plan provides that it is to be administered by a committee appointed by the board which shall consist solely of "disinterested persons," as that term was defined in Old Rule 16b-3. The Stock Option Plan as amended would provide that it will be administered by the Compensation Committee which shall be comprised solely of two or more "nonemployee directors" as such term is defined in Current Rule 16b-3. The concept of a "disinterested person" will be eliminated from the Stock Option Plan.

  The Stock Option Plan current provides that no amendment to the Plan may be made without stockholder approval to the extent necessary to comply with Rule 16b-3. This provision was consistent with Old Rule 16b-3. The Stock Option Plan as amended would provide that the Plan could be amended by the board without stockholder approval unless stockholder approval was required by applicable law, rules (including those of The Nasdaq Stock Market) or regulations. Specific reference to Rule 16b-3 in this context will be eliminated since stokholder approval of an option plan is no longer required for Rule 16b-3 qualification."

  For a description of certain of the federal income tax consequences associated with the grant and exercise of options and the Stock Option Plan, see "Stock Option Plan - Federal Income Tax Consequences."

  THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE APPROVAL AND RATIFICATION OF THE AMENDMENTS TO THE STOCK OPTION PLAN TO INCREASE THE NUMBER OF SHARES RESERVED FOR ISSUANCE UNDER THE STOCK OPTION PLAN FROM 5,000,000 SHARES TO 11,000,000 SHARES AND TO CONFORM THE STOCK OPTION PLAN TO THE CURRENT PROVISIONS OF RULE 16b-3 UNDER THE EXCHANGE ACT. (PROPOSAL NO.
4 ON THE PROXY CARD).

STOCK OPTION PLAN - FEDERAL INCOME TAX CONSEQUENCES

  The following general summary is based upon the Internal Revenue Code of 1986, as amended (the "Code") and does not include a discussion of any state or local tax consequences.

STOCK OPTION PLAN - NONQUALIFIED STOCK OPTIONS

  An optionee will not generally recognize any taxable income upon the grant of a nonqualified option because, under current Treasury regulations pursuant to
Section 83 of the Code, the fair market value of an option at the time it is granted is ordinarily not considered to be "readily ascertainable". However, upon exercise of a nonqualified option, an optionee must recognize ordinary income in an amount equal to the excess of the fair market value of the Common Stock at the time of exercise over the exercise price. Upon the subsequent disposition of the Common Stock, the optionee will realize a capital gain or loss, depending on whether the selling price exceeds the fair market value of the Common Stock on the date of exercise.

  An optionee's tax basis in the shares received on exercise of a nonqualified option will be equal to the amount of consideration paid by the optionee on exercise, plus the amount of ordinary income recognized as a result of the receipt of such shares, which together equals the fair market value of the Common Stock on the date of exercise. The optionee's holding period in the Common Stock, for capital gains and losses purposes, begins on the date of exercise. Optionees who are required to report their holdings and transfers of the Common Stock under Section 16(a) of the Exchange Act ("Section 16 Persons") are subject to the trading restrictions of Section 16(b) of the Exchange Act and unless the election described below is made will not recognize ordinary compensation income until the date such trading restrictions terminate (the "Deferred Date"), rather than the exercise date. If the election is not made, the amount of such taxable income will equal the excess of the fair market value on the Deferred Date of the Common Stock received over the exercise price for such Common Stock and the holding period for long-term capital gain would not begin until the Deferred Date.

  Section 16 Persons may elect to recognize compensation income on the date of exercise of the non-qualified option. In such event, the amount of taxable income to be recognized would equal the excess of the fair market value of the Common Stock on such exercise date, over the exercise price for such Common Stock. The election to recognize income on the date of exercise of the non-qualified option, may be made by the timely filing of an appropriate statement with the Internal Revenue Service.

  The Company will be entitled to a deduction for federal income tax purposes at the same time and in the same amount as the optionee recognizes compensation income, provided the Company satisfies any applicable withholding tax obligation with respect to such income.

STOCK OPTION PLAN - INCENTIVE STOCK OPTIONS

  Under Section 422 of the Code, no taxable income is realized by the optionee upon the grant or exercise of an incentive stock option, provided that the optionee is continuously employed by the Company during the period beginning on the date of grant and ending on the date three months before the date of exercise (or, in the case of disability, one year before the date of exercise). However, the exercise of an incentive stock option may result in alternative minimum tax liability for the optionee. If no disposition of shares issued to an optionee pursuant to the exercise of an incentive stock option is made by the optionee within two years from the date of grant or within one year after the transfer of such shares to the optionee, then upon sale of such shares, any amount realized in excess of the exercise price will be taxed to the optionee as long-term capital gain (and any loss sustained will be long-term loss) and no deduction will be allowed to the Company for federal income tax purposes. The grant of an incentive stock option and the optionee's exercise of the incentive stock option will result in no federal income tax consequences to the Company.

  If the shares of Common Stock acquired upon the exercise of an incentive stock option are disposed of prior to the expiration of the two-year and one-year holding periods described above (a "Disqualifying Disposition"), generally the optionee will realize ordinary income in the year of disposition in an amount equal to the excess (if any) of the fair market value of the shares on the date of exercise (or, if less, the amount realized on an arms-length sale of such shares) over the exercise price thereof, and the Company will be entitled to deduct such amount as compensation expenses.

CLOSING PRICE OF COMMON STOCK

  The last reported sales price of a share of the Company's Common Stock on March 24, 1998 on The NASDAQ Stock Market was $18.56.

PROPOSAL NO. 5.  RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

  The Board of Directors, pursuant to the recommendation of its Audit Committee, has selected KPMG Peat Marwick LLP, independent auditors, to audit the financial statements of the Company for the fiscal year ending December 31, 1998. KPMG Peat Marwick LLP has served as independent auditors of the Company since 1995. A partner of the firm will be present at the Annual Meeting, available to respond to appropriate questions, and will have an opportunity to make a statement if he desires to do so.

  In 1997, KPMG Peat Marwick LLP performed various professional services for the Company. They included completion of the audit of financial statements of the Company for fiscal year ended December 31, 1997, other review work of required filings with the SEC, preparation of corporate tax returns and other consultation with Company personnel on accounting and related matters.

  THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE RATIFICATION OF THE SELECTION OF KPMG PEAT MARWICK LLP AS THE COMPANY'S INDEPENDENT AUDITORS. (PROPOSAL NO. 5 ON THE PROXY CARD).


VII.             OTHER MATTERS

  The Board of Directors knows of no other matters to be brought before the Annual Meeting. If matters other than the foregoing should properly come before the Annual Meeting, it is intended that the shares represented by proxies will be voted in accordance with the judgment of the persons named in the proxy as to the best interests of the Company.


                         ANNUAL REPORT TO STOCKHOLDERS

  The Company's Annual Report to Stockholders for the fiscal year ended December 31, 1997 accompanies this Proxy Statement.

                            STOCKHOLDERS' PROPOSALS

  The Company's next Annual Meeting of Stockholders will be held in or around May, 1999. Such Annual Meeting of Stockholders will present information relating to the Company's fiscal year ending December 31, 1998. Any proposal by stockholders intended to be presented at the next Annual Meeting of Stockholders must be received by the Company at the above address for inclusion in its Proxy Statement and form of proxy relating to that meeting by January 13, 1999.

                                           BY ORDER OF THE BOARD OF DIRECTORS

                                           LOGO

                                           RILEY M. MURPHY
                                           Secretary

Dated: April ____, 1998






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